Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Vine Hill Capital Investment Corp. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: May 15, 2026

Tenor Capital Management Company, L.P.

By:	/s/ Robin Shah
Robin Shah, Managing Member of its general partner, Tenor Management GP, LLC

Tenor Opportunity Master Fund, Ltd.

By:	/s/ Robin Shah
Robin Shah, Authorized Signatory

Robin Shah

By:	/s/ Robin Shah
Robin Shah